UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 8, 2012

ASTEA INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26330	23-2119058
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

240 Gibraltar Road
Horsham, Pennsylvania  19044
(Address of principal executive offices, including zip code)

(215) 682-2500
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-4(c))

Item 5.02(d)  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

               At a meeting held on Thursday, March 8, 2012, the Board of Directors (the “Board”) of Astea International Inc. (the “Corporation”), acting upon the recommendation of its Nominating and Corporate Governance Committee, appointed John Tobin, the President of the Corporation, to be a member of the Board, effective immediately.

At this time, Mr. Tobin will not be a member of any of the committees of the Board.

Mr. Tobin will not receive any additional compensation in connection with his service on the Board.

John Tobin has served as President of the Corporation since September 2005 and General Counsel and Secretary since June 2000. Mr. Tobin is responsible for general management of the Corporation, along with handling legal affairs of the Company and various corporate development and business development initiatives. Prior to joining Astea, Mr. Tobin worked at the Philadelphia law firms Pepper Hamilton LLP and Wolf, Block, Schorr and Solis Cohen LLP, specializing in corporate transactions and intellectual property. Prior to returning to the Philadelphia area in 1998, he worked as a corporate and entertainment lawyer in Los Angeles, specializing in motion picture, television and music transactions and licensing, most recently with PolyGram Filmed Entertainment. Mr. Tobin received his Bachelor of Science degree in Economics from the Wharton School of the University of Pennsylvania in 1987, and received his law degree from the University of Pennsylvania in 1992.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Astea International Inc.
March 9, 2012	By:	/s/ Rick Etskovitz
	Name:	Rick Etskovitz Chief Financial Officer
Title: